Exhibit 21.1

Subsidiaries of Registrant

Entity Name	Jurisdiction of Organization	% Ownership
LTX (Europe) Limited	United Kingdom	100
LTX International Inc., Domestic International Sales Corporation (DISC)	Delaware	100
LTX (Deutschland) GmBH	Germany	100
LTX France S.A.	France	100
LTX Test Systems Corporation	Delaware	100
LTX (Italia) S.r.	Italy	100
LTX (Foreign Sales Corporation) B.V.	The Netherlands	100
LTX Asia International, Inc.	Delaware	100
LTX Israel Limited	Israel	100
LTX (Malaysia) SDN.BHD	Malaysia	100
LTX LLC	Delaware	100
LTX (Shanghai) Co., Ltd.	China	100

The subsidiaries of LTX-Credence Corporation listed above are all included in the consolidated financial statements of the Registrant.

On August 29, 2008, LTC-Credence Corporation completed the a merger with Credence Systems Corporation, pursuant to which Credence Systems Corporation became a wholly owned subsidiary of LTX-Credence Corporation. Set forth below is information with respect to Credence Systems Corporation and its subsidiaries, all of which became subsidiaries of the Registrant on August 29, 2008.

Entity Name	Jurisdiction of Organization	% Ownership
Credence Systems Corporation	Delaware	100
Wholly owned subsidiaries:
Credence Capital Corporation	California	100
Credence International Limited, Inc.	Delaware	100
Wholly owned subsidiary:
Credence Korea Ltd.	South Korea	100
Credence International Ltd.	British Virgin Islands	100
Wholly owned subsidiaries:
Credence Systems Pte Ltd.	Singapore	100
NPTest (Philippines) Inc.	Philippines	100
NPTest UK Ltd.	United Kingdom	100
Wholly owned subsidiary:
Credence France SAS	France	100
Credence Systems KK	Japan	100
Credence Systems (M) Sdn BhD	Malaysia	100
Credence Systems (P), Inc.	Philippines	100
Credence Europa Ltd	United Kingdom	100
Wholly owned subsidiaries:
Credence Systems GmbH	Germany	100
Credence Systems (UK) Limited	United Kingdom	100
Credence Italia Srl	Italy	100
Credence Systems Armenia L.L.C.	Republic of Armenia	100
Hypervision, Inc.	California	100